Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated May 10, 2013 with respect to the consolidated financial statements and internal control over financial reporting in the Annual Report of Ennis, Inc. on Form 10-K for the year ended February 28, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ennis, Inc. on Form S-3/A (File No. 333-120752, effective December 3, 2004) and on Forms S-8 (File No. 33-43087, effective October 7, 1991, File No. 333-58963, effective July 13, 1998, File No. 333-38100, effective May 31, 2000, File No. 333-44624, effective August 28, 2000, File No. 333-119845, effective October 20, 2004, and File No. 333-175261, effective June 30, 2011).

/s/ Grant Thornton LLP

Dallas, Texas May 10, 2013